EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the First Quarter and the Extension of Stock Repurchase Program

METAIRIE, La., May 2, 2014 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended March 31, 2014 was $620,000, or $0.23 per diluted share, an increase of $120,000 from the first quarter of 2013. Net interest income was $2.5 million during the first quarter of 2014, an increase of $38,000 compared to the first quarter of 2013. During the first quarter of 2014, our provision for loan losses decreased by $120,000, to $21,000, compared to the first quarter of 2013. A decrease of $134,000 in our non-interest income was offset by a $153,000 decrease in non-interest expense between the respective quarterly periods ended March 31, 2014 and 2013.

In addition, the Company announced it has extended the duration of its stock repurchase program for an additional one year period to May 2, 2015. There are currently 126,459 shares remaining to be purchased under the program. These shares may be acquired in the open market or privately negotiated transactions, as and when deemed appropriate by management.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "In addition to announcing another profitable quarter for the Company, I am pleased to report that our plans to redesign our Transcontinental Drive branch office are near completion, and construction should commence in May 2014. This redesign will modernize the branch's appearance and functionality, while improving our market presence in the Metairie-Lakefront area. We feel that this investment in our facilities will assist our team members in developing new long-term customer relationships that will lead to increased branch profitability and value to our shareholders."

Total assets were $316.2 million at March 31, 2014, a decrease of $540,000 compared to December 31, 2013. During the first three months of 2014, cash and cash equivalents increased by $524,000 to $7.5 million. Total securities available-for-sale increased by $1.2 million and total securities held-for-investment decreased by $2.8 million during the first three months of 2014. Net loans receivable were $247.7 million at March 31, 2014, an increase of $235,000 compared to December 31, 2013.

Total deposits increased by $78,000, to $202.6 million at March 31, 2014 compared to $202.5 million at December 31, 2013. As of March 31, 2014, non-interest bearing deposits were $15.9 million, and interest-bearing deposits were $186.7 million. Total Federal Home Loan Bank advances were $50.9 million at March 31, 2014, a decrease of $122,000 from December 31, 2013.

Total shareholders' equity was $58.0 million at March 31, 2014 and $57.9 million at December 31, 2013. Net income of $620,000 during the first quarter of 2014 was partially offset by treasury stock repurchases and the payment of a cash dividend. During the three months ended March 31, 2014, the Company acquired 22,550 shares of its common stock at a total cost of $408,000 pursuant to its repurchase plans. Additionally, the Company paid its first cash dividend of $.05 per share of common stock, or $144,000 in the aggregate. The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital were 15.09%, 25.69%, and 26.91%, respectively, at March 31, 2014.

Net interest income was approximately $2.5 million during the first quarter of 2014, an increase of $38,000 compared to the first quarter of 2013. Between the respective quarterly periods, the average yield on our interest-earning assets declined by 21 basis points and the average cost of our interest-bearing liabilities decreased 23 basis points resulting in a two basis point increase in the average interest rate spread. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.23% and 3.26%, respectively, for the three month periods ended March 31, 2014, and March 31, 2013.

During the first quarter of 2014, interest income was $3.1 million, a decrease of $80,000 compared to the first quarter of 2013. The average balance of interest earning assets increased by $7.9 million and the average yield on interest-earning assets decreased from 4.30% to 4.09% during the three month period ended March 31, 2014 compared to the same three month period in the prior year. Interest income on loans receivable was $2.7 million during the first quarter of 2014, with an average balance of $248.9 million and an average yield of 4.40%. Similarly, interest income of $2.7 million was earned on loans receivable with average balance of $217.8 million and an average yield of 4.87% during the first quarter of 2013. The average balance of our mortgage-backed securities and CMOs decreased by $20.2 million, to $49.2 million, during the first quarter of 2014 compared to the first quarter of 2013, resulting in a decrease of $159,000 in interest income earned on mortgage-backed securities and CMOs in the 2014 period compared to the 2013 period. Interest income on investment securities during the first quarter of 2014 was $28,000, at an average yield of 3.27%, compared to $38,000, at an average yield of 2.38%, during the first quarter of 2013. Interest income earned on other interest-earning assets was $4,000 for each of the respective three month periods ended March 31, 2014 and 2013.

Total interest expense was $661,000, with our interest-bearing liabilities having an average cost of 1.10%, during the first quarter of 2014, compared to interest expense of $779,000 and an average cost of 1.33% for the first quarter of 2013. The average rate paid on interest-bearing deposits was 0.84% during the quarter ended March 31, 2014, a decrease of 11 basis points from the quarter ended March 31, 2013. Interest expense on borrowings was $271,000 at an average cost of 2.03% during the first quarter of 2014, and $347,000 at an average cost of 2.65% during the first quarter of 2013.

The Company recorded a provision for loan losses of $21,000 during the first quarter of 2014 compared to $141,000 during the first quarter of 2013. Our allowance for loan losses was $2.2 and $2.1 million, respectively, at March 31, 2014, and 2013. At such dates, our allowance for loan losses was 0.90% and 0.89%, respectively, of total loans receivable. At March 31, 2014, total non-performing loans were $1.4 million, or 0.54% of total loans, and total non-performing assets were $1.9 million, or 0.60% of total assets.

Non-interest income for the first quarter of 2014 was $363,000, a decrease of $134,000 from the first quarter of 2013. Our customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and brokered loan commissions, were $202,000 during the first quarter of 2014, a decrease of $36,000 from the comparable 2013 period. Gains on the sale of mortgage loans were $140,000 and $181,000, respectively, during the quarters ended March 31, 2014 and 2013. In the first quarter of 2013, the Company recorded a $59,000 gain on an equity investment in a small business investment company. There was no such gain realized during the first quarter of 2014. Other non-interest income was $21,000 and $19,000, respectively, during the three month periods ended March 31, 2014 and 2013.

Total non-interest expense was $1.9 million for the first quarter of 2014, a decrease of $153,000 compared to the first quarter of 2013. Salaries and employee benefits expense decreased by $112,000, to $1.1 million, for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013. This decrease was primarily due to a reduction in the level of equity compensation associated with our stock option and recognition and retention plans. During the first quarter of 2013, the majority of the awards associated with these plans became fully vested and expensed. Occupancy expenses increased by $29,000, to $360,000, during the first quarter of 2014 compared to the first quarter of 2013 due primarily to increased data processing costs. The Louisiana bank shares tax was $48,000 and $57,000, respectively, and our FDIC deposit insurance premiums were $37,000 and $38,000, respectively, for the three month periods ended March 31, 2014 and March 31, 2013. The net cost associated with our OREO operations was $3,000 during the first quarter of 2014 compared to $18,000 during the first quarter of 2013. Advertising expense decreased by $34,000 to $64,000 during the first three months of 2014 compared to the first three months of 2013, due to a reduction in consulting fees associated with our marketing programs. Other non-interest expenses were $242,000 for the first quarter of 2014, and $253,000 for the first quarter of 2013.

For the three month period ended March 31, 2014, the Company recorded income tax expense of $323,000, an increase of $57,000 from the three month period ended March 31, 2013. This increase in income tax expense was primarily due to an increase in pre-tax income of $177,000 between the respective quarterly periods.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2013, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2014	2013
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 316,168	$ 316,708
Cash and cash equivalents	7,488	6,964
Securities available-for-sale
Investment securities	3,504	2,023
Mortgage-backed securities & CMOs	3,177	3,463
Equity Securities	286	280
Securities held-to-maturity
Investment securities	--	--
Mortgage-backed securities & CMOs	44,540	47,346
Loans receivable, net	247,714	247,479
Deposits	202,586	202,508
FHLB advances and other borrowings	50,918	51,040
Shareholders' equity	58,006	57,939

Book Value per Share	$20.25	$20.07

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Selected Operating Data:
Total interest income	$ 3,146	$ 3,226
Total interest expense	661	779
Net interest income	2,485	2,447
Provision for loan losses	21	141
Net interest income after provision for loan losses	2,464	2,306
Total non-interest income	363	497
Total non-interest expense	1,884	2,037
Income before income taxes	943	766
Income taxes	323	266
Net income	$ 620	$ 500

Earnings per share:
Basic	$ 0.25	$ 0.20
Diluted	$ 0.23	$ 0.19
Weighted average shares outstanding
Basic	2,496,244	2,470,863
Diluted	2,656,559	2,613,106

	Three Months Ended March 31,
	2014	2013

Selected Operating Ratios (1):
Average yield on interest-earning assets	4.09%	4.30%
Average rate on interest-bearing liabilities	1.10%	1.33%
Average interest rate spread (2)	2.99%	2.97%
Net interest margin (2)	3.23%	3.26%
Average interest-earning assets to average interest-bearing liabilities	128.50%	127.72%
Net interest income after provision for loan losses to non-interest expense	130.79%	113.21%
Total non-interest expense to average assets	2.38%	2.64%
Efficiency ratio (3)	66.15%	69.19%
Return on average assets	0.78%	0.65%
Return on average equity	4.28%	3.61%
Average equity to average assets	18.26%	17.97%

	At or For the Quarter Ended
	March 31,	Dec. 31,
Asset Quality Ratios (4):	2014	2013
Non-performing loans as a percent of total loans receivable (5) (6)	0.54%	0.53%
Non-performing assets as a percent of total assets (5)	0.60%	0.60%
Allowance for loan losses as a percent of non-performing loans	165.24%	167.24%
Allowance for loan losses as a percent of total loans receivable (6)	0.90%	0.89%
Net charge-offs during the period to average loans receivable (6) (7)	0.00%	0.00%

Capital Ratios (4):
Tier 1 leverage ratio	15.09%	14.80%
Tier 1 risk-based capital ratio	25.69%	25.37%
Total risk-based capital ratio	26.91%	26.58%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer
         or
         John LeBlanc,
         EVP & Chief Financial Officer
         Telephone:(504) 834-1190